Exhibit (a)(1)(D)

FORM OF EMAIL TO ELIGIBLE EMPLOYEES IN AUSTRALIA AND DENMARK

You are eligible to participate in the 2010 NASDAQ OMX Option Exchange Program. As an employee located in Australia or Denmark you are likely to be subject to immediate taxation on your existing options if you elect to participate in the Option Exchange Program and therefore we encourage you to carefully read the description of material tax consequences applicable to you on Schedule B of the Offer to Exchange document found on the Equity Programs page[link].

You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange dated July 7, 2010, that NASDAQ OMX has filed with the Securities and Exchange Commission (the “SEC”) because they contain important information about the Option Exchange Program. You can access these documents at the Program website at https://nasdaqomx.equitybenefits.com or at the SEC’s website at www.sec.gov. Neither NASDAQ OMX nor our Board of Directors or its Management Compensation Committee are making any recommendation as to whether you should participate in the Program. You must make your own decision as to whether or not to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.